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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)
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                            GRADALL INDUSTRIES, INC.
                           (NAME OF SUBJECT COMPANY)

                            GRADALL INDUSTRIES, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
               SERIES B PARTICIPATING CUMULATIVE PREFERRED STOCK
                       (TITLES OF CLASSES OF SECURITIES)

                                   38411P107
                    (CUSIP NUMBERS OF CLASSES OF SECURITIES)

                               BARRY L. PHILLIPS
                            GRADALL INDUSTRIES, INC.
                             406 MILL AVENUE, S.W.
                           NEW PHILADELPHIA, OH 44663
                                 (330) 339-2211
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                  ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:
                            ROBERT A. CANTONE, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                         NEW YORK, NEW YORK 10036-8299
                                 (212) 969-3000

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                          GRADALL INDUSTRIES, INC.

                                          By: /s/ BARRY L. PHILLIPS

                                            ------------------------------------
                                            Barry L. Phillips,
                                            President and Chief Executive
                                              Officer


Dated: June 2, 1999


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                                EXHIBIT INDEX


EXHIBIT                                                   SEQUENTIALLY
NUMBER               DESCRIPTION                          NUMBERED PAGE
--------             -----------                          -------------

Exhibit 24           Agreement dated September 26, 1997
                     between Gradall Industries, Inc. and
                     Morgan Lewis Githens & Ahn